Exhibit 10

EQUITY TRANSFER AGREEMENT

Transferor: Longduoduo Co., Ltd.

Transferee: Beijing Julong Health Consulting Co., Ltd.

Unified Social Credit Code: 91110112MADR3N7X9U

1. The transferor agrees to transfer 100% of its equity in Longduoduo Health Technology Co., Ltd., which amounts to RMB 99.99 million (including RMB 0 million paid up/RMB 99.99 million to be paid up), to the transferee.

2. Both parties agree that the price for this equity transfer is RMB (4,000,000 yuan) (Four Million Yuan in words).

3. Formally transferred on April 2, 2025. From the date of transfer, the transferor shall no longer enjoy the rights and obligations of a contributor to the transferred capital, and the transferee shall enjoy the rights and obligations of a contributor within the enterprise based on its capital contribution.

This agreement shall come into effect upon signature by both parties.

Transferor: (stamp of Longduoduo Co., Ltd)

Transferee: (stamp of Beijing Julong Health Consulting Co., Ltd.):

April 2, 2025